UNITED STATES

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Great Lakes Dredge & Dock Corporation

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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF SHAREHOLDERS ON MAY 2, 2018

Great Lakes Dredge & Dock’s Independent Directors and Compensation Committee

Urge Stockholders to Vote FOR Our Say on Pay Proposal

April 23, 2018

Dear Fellow Great Lakes Dredge & Dock Stockholder:

We are writing to ask for your support in connection with our 2018 Annual Meeting of Stockholders to be held on May 2, 2018 by voting in accordance with the recommendations of our Board of Directors for all proposals in our 2018 Proxy Statement. In particular, we ask that you consider additional contextual factors in evaluating our executive compensation program and to vote FOR our Say on Pay proposal (Proposal 3).

Our executive compensation plan, which has been unanimously approved by the Compensation Committee of our Board of Directors, has been thoughtfully designed to 1) attract, motivate and retain highly experienced executives who are considered vital to our short term and long term success, profitability and growth; 2) achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and 3) align the interests of executives and stockholders through long term incentives that reward executives for the achievement of strategic and financial goals that are designed to successfully drive our operations and thereby enhance stockholder value.

We firmly believe that our executive compensation plan is the optimal one for our company and is appropriately aligned with our near-term needs and long-term strategy, and would like to take the opportunity to provide you with additional context that demonstrates the strengths of our pay practices and reinforces the appropriateness of the Compensation Committee’s decisions.

Business Transformation and Leadership Transition

2017 was a year of significant transition for our Company. Last year, we undertook a strategic review process to create a plan designed to enhance stockholder value. The restructuring plan will result in annual cost savings of approximately $40 million, expected to be fully realized in 2019, and will result in great value for stockholders. This plan focuses on:

•	General and administrative and overhead expense reductions;
•	Continued renewal of our extensive fleet with new and efficient dredges;
•	Retirement of underperforming and underutilized assets;

•	Closing out the Company’s Brazilian operations; and
•	Writing off pre-contract costs on a project that the Company no longer intends to pursue.

At the same time, we have also made significant changes to our Board of Directors. We have historically prided ourselves on engaging regularly with our stockholders to solicit feedback and take action in response, and in 2016 we began a process of board refreshment by adding Ryan J. Levenson, who contributes an “investor perspective” to our Board as Principal of Privet Fund Management, one of our largest stockholders. This process continued in 2017 with the additions of Lawrence R. Dickerson, former CEO of Diamond Offshore Drilling, and D. Michael Steuert, former CFO of Fluor Corporation, and in 2018 with the addition of Kathleen M. Shanahan, former CEO of Ground Works Solutions, and Ronald R. Steger, former Audit Partner for KPMG LLP. We continue to look for ways to align our board composition and governance practices with our long-term goals.

As a result of our Board and Management’s decisive actions, we believe 2018 will be a year of growth for the Company. We look forward to achieving cost savings as a result of the execution of our rationalization plan, and anticipate improved return on capital and further debt reduction. We expect the Ellis Island, a new build ATB hopper dredge that is the largest of its kind in the United States, to contribute meaningfully to our financial results during 2018, and we expect both our dredging and environmental & infrastructure segments to improve over 2017 results and become more profitable in 2018.

To drive the strategic review process and the execution of our strategic plan, Lasse J. Petterson took the helm as Chief Executive Officer of the Company in May 2017. We believe that Mr. Petterson’s appointment represents a crucial inflection point for our Company, and our Compensation Committee, in determining how to appropriately structure his compensation, sought to design a plan that would quickly and directly align his interests with those of our stockholders.

2017 Compensation Committee Actions to Support Transition

As part of his new-hire compensation award, the Compensation Committee awarded Mr. Petterson a restricted stock grant that was contingent upon him purchasing $750,000 of Great Lakes stock with his own money on the open market within six months of the beginning of his tenure. We believe that this arrangement benefits Great Lakes stockholders by enhancing Mr. Petterson’s personal financial commitment to our company while maintaining our conservative stock-based compensation expenses. Additionally, because this award will not fully vest until 18 months following the grant date, it ensures that Mr. Petterson’s interests are aligned with those of our stockholders over the kind of longer-term time horizon that is shared by many of our investors.

Additionally, as part of his employment agreement, Mr. Petterson was entitled to a minimum guaranteed bonus of 75% of target, and a maximum of 100% of target. The Compensation Committee believes that this arrangement is appropriate given that, as a new employee, Mr. Petterson did not have any input into the selected performance goals for the period. Additionally, we recognized the importance of executing our restructuring plan, and wanted to encourage Mr. Petterson to make strategic decisions without the risk of those forward-thinking actions affecting his compensation in the short-term. The Compensation Committee, mindful of our financial challenges in 2017, awarded Mr. Petterson the minimum amount required under this arrangement.

In addition to Mr. Petterson, our other named executive officers have played key roles in formulating our go-forward plan, and will continue to be important as we continue to execute this plan in 2018. To ensure the retention of our senior executives during this time of transition, the Compensation Committee authorized limited, one-time discretionary incentive payments to Messrs. Marinko and Shea and Ms. LaVoy. Although the quantitative measures for Mr. Marinko and Ms. LaVoy’s annual incentive pool were not met, the Committee authorized awards of $95,812 and $85,000, 50% of their target incentive, respectively, based on their vital contributions to executing our restructuring plan.

The Committee determined that these awards, although de minimis, were in the best interests of stockholders in ensuring that our key executives remained focused and were appropriately rewarded for their important contributions to our strategic plan and achievements related to the restructuring plan. Mr. Shea’s cash award of $50,000 was contractually guaranteed to match an offer he received from a prior employer, and he did not earn a bonus under our regular annual incentive program. Additionally, he received $75,000 in the form of restricted stock which has both time-based and performance-based vesting conditions. This supplemental grant was intended to further strengthen his alignment with shareholders and recognize his extraordinary contribution to improving the environmental & infrastructure segment’s year-over-year results. It is important to note that none of these supplemental incentive awards comprised more than 15% of the recipient’s total compensation for 2017, nor are these awards recurring.

2018 Compensation Plan Changes to Accelerate Transformation

Our Compensation Committee reviews our executive compensation program on a continuous basis, and in 2017, made several significant changes for 2018 and onward that we believe will ensure that the program effectively drives the achievement of our strategic goals in the long-term.

First, the Compensation Committee decided to fund all of the named executive officer’s annual incentive compensation based on the entire Company’s results, as opposed to funding the business segment leaders’ incentive pools on business segment results. We believe that this will enhance alignment across our divisions and among our named executive officers.

Second, the Committee determined that performance shares under our 2018 program will vest based on the achievement of performance metrics related to earnings before interest and taxes (“EBIT”) and earnings before taxes (“EBT”) because, as we are a capital intensive company, we believe that the use of

EBIT and EBT (both of which include our depreciation expense) better ties compensation to the achievement of both our earnings growth and capital efficiency goals than the metrics previously used by the Company.

Third, the Committee also approved the implementation of a special long-term incentive program. This program was recommended to the Committee by our CEO, but is for all long-term incentive plan participants other than himself, as he wanted to ensure that the entire senior management team remains focused on the goals set forth in our restructuring plan with respect to both operational performance and cost savings targets. This supplemental program includes a significant stretch target and is entirely performance-based, using two successive one-year stretch EBT targets, the awards from which will vest upon the one-year anniversary of the targets being achieved.

Conclusion

In light of the foregoing, we believe that the compensation decisions taken by the Compensation Committee during 2017 were reasonable and position the Company’s compensation programs to drive stockholder value going forward.

We ask that you consider this context in voting FOR our Say on Pay proposal (Proposal 3) ahead of our 2018 Annual Meeting of Stockholders.

If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or proxy@mackenziepartners.com.

Thank you for your support.